American Campus Communities Appoints Facebook VP Blake Chandlee to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)—September 19, 2016--American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced the appointment of Blake Chandlee to the company’s board of directors, effective immediately. Chandlee will serve as an independent director of the company.

Chandlee has been vice president of Facebook since 2007 and has held his most recent position of vice president global partnerships since June 2011. His specific role includes identifying, launching and scaling organizational structure, systems and teams required to most effectively and efficiently manage and support the largest 3rd party developer and partner ecosystems across the world via regionally distributed teams in the US, London, Singapore and Sao Paolo. Prior to his current role Chandlee was responsible for the international roll-out and growth of Facebook’s commercial businesses across EMEA, APAC and LATAM. Chandlee is also an active investor through his personal portfolio as well as his VC Fund. Prior to joining Facebook, Chandlee worked at Yahoo! UK Ltd, where he was commercial director, UK and played an instrumental role in setting the strategic direction of the organization and managing the various sales teams calling on agencies and clients in the UK marketplace. He has also been part of various founding teams resulting in several new companies that focused on the intersection of consumers and media. Chandlee received a B.S. from Gettysburg College.

"We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual," said Oliver Luck, American Campus Communities board member and chair of the nominating and corporate governance committee. "I’m confident that Blake is going to make an important and positive impact on our company."

CEO Bill Bayless commented, "Blake's deep knowledge of the social media landscape, coupled with his leadership and management experience, makes him an ideal addition to the board. I am excited at the prospect of Blake joining our team and look forward to working with him."

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2016, American Campus Communities owned 168 student housing properties containing approximately 103,200 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 206 properties with approximately 133,100 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

American Campus Communities, Inc.
Ryan Dennison, 512-732-1000
Investor Relations